EXHIBIT 99.1

INPUT/OUTPUT, INC.

NEWS RELEASE	CONTACTS:	J. Michael Kirksey
Chief Financial Officer
Input/Output (281) 879-3672

Jack Lascar, Partner
Karen Roan, Vice President
DRG&E (713) 529-6600

INPUT/OUTPUT REPORTS FIRST QUARTER RESULTS

•	First quarter 2004 revenues of $36.3 million and earnings per share of $0.01

•	Initial sale of VectorSeis Ocean redeployable seabed system

•	Acquisition of Concept Systems provides strategic opportunities

HOUSTON – APRIL 28, 2004 – Input/Output, Inc. (NYSE: IO) today announced first quarter 2004 net income of $591 thousand or $0.01 per share, on revenues of $36.3 million compared to a net loss of $5.3 million, or $(0.10) per share, on revenues of $41.2 million for the same period a year ago.

     Bob Peebler, I/O’s President and Chief Executive Officer, said, “The first quarter contained many positive events for I/O. In addition to continuing to improve our overall financial results, we completed our first sale of VectorSeis Ocean, a new technology for seismic imaging directly from the seabed. This system is scheduled to be deployed this summer in the Gulf of Mexico.”

     “In February, we completed the acquisition of Concept Systems, Ltd, the leading provider of positioning and integrated data management software to the oil and gas industry. The software and expertise of Concept Systems, when combined with I/O technology, opens up new possibilities for developing integrated solutions in the marine and land markets for seismic imaging,” added Mr. Peebler.

FIRST QUARTER 2004

     First quarter revenues of $36.3 million, in line with our previous guidance, included marine revenues of $11.5 million compared to $8.6 million a year ago and land revenues of $21.0 million compared to $31.1 million a year ago. The marine division enjoyed attractive margins as the increased sales were in higher margin offerings such as VectorSeis Ocean and Digi positioning products.

     Gross margin for the first quarter improved to 33.8 percent from 20.5 percent for the same period a year ago primarily due to higher margin sales in the land division, higher margin sales of Concept Systems software products, as well as improved revenue mix in the marine division toward higher margin products.

     Adjusted EBITDA (adjusted earnings before net interest expense, taxes, depreciation and amortization) for the first quarter was $3.5 million. You can find a reconciliation of Adjusted EBITDA to reported earnings at the end of this press release.

     Operating expenses were $12.1 million, a decrease of 11% compared to the same period a year ago. Income from operations in the quarter was $194 thousand compared to a loss from operations of $5.1 million in the first quarter of 2003.

     Also, during the first quarter we realized as other income a gain on sale of real estate of approximately $0.6 million as well as a decreased tax provision resulting from a tax refund of $1.1 million.

OUTLOOK

     The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.

     Bob Peebler stated, “Looking at 2004, we are pleased with the results so far. We are on course to introduce our new hybrid System Four platform in the second quarter, which will give seismic contractors the flexibility to use either traditional analog geophone sensors or digital full-wave VectorSeis sensors, even on the same seismic survey. VectorSeis sales are expected to grow as acceptance of this new technology continues. The shipment of VectorSeis Ocean products completed in the first quarter was the initial portion of a contract that contemplates more deliveries later in the year with total revenues expected to be in excess of $15 million over the next 12-18 months. This sale validates the power of VectorSeis on the seabed and opens up the marine environment to seismic data acquisition using digital, full-wave sensors.”

     Mike Kirksey, Chief Financial Officer, stated, “Based on our current pipeline of business, our improved cost structure and the expected impact of our new product introductions, we now expect 2004 revenues to range between $190 to $210 million, compared to the initial guidance of $175 to $195 million we provided on January 29, 2004. Much of our projected top line growth is expected to come from continued growth in VectorSeis sales, both land and marine, the addition of Concept Systems and sales of the new, hybrid System Four land acquisition platform. We expect full year 2004 gross margin to be approximately 30 percent, EBITDA (earnings before net interest expense, taxes, depreciation and amortization) to range between $25 and $30 million and earnings of $0.10 to $0.20 per share compared to the original guidance of $0.05 to $0.10 per share. The second quarter of 2004 is unfolding as expected with growing VectorSeis sales and new product introductions. As a result, for the second quarter of 2004, we expect revenues to range between $45 and $55 million and earnings per share to range between $0.02 and $0.05.”

CONFERENCE CALL

     Input/Output has scheduled a conference call for Thursday, April 29, 2004 at 10:30 a.m. eastern time. To participate in the conference call, dial (303) 262-2075 at least 10 minutes before the call begins and ask for the Input/Output conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 6, 2004. To access the replay, dial (303) 590-3000 and use pass code 576585.

     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com. Also, an archive of the web cast will be available shortly after the call on the company’s website for approximately 90 days.

I/O is the major independent provider of seismic equipment and acquisition imaging technology for land, marine, and seabed applications. The company also provides software and processing services to the oil and gas industry. Through Concept Systems, I/O offers integrated navigation and data management software and time-lapse 4D seismic services. Through GMG/AXIS, I/O offers specialty seismic processing services that allow oil companies to more accurately image subsurface features in petroleum reservoirs. The company’s technologies are applied in traditional 2D and 3D surveys along with rapidly growing areas like 4D reservoir monitoring and full-wave, multicomponent data acquisition. I/O has offices in the United States, Canada, Europe, China, Russia and the Middle East. Additional information about the company is available at www.i-o.com.

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning capital outlays by E&P companies and seismic contractors, future VectorSeis revenues, and fourth quarter revenues, gross margin, and net income per share. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the Company’s restructuring program; risks associated with competitor’s product offerings and pricing pressures resulting there from; the Company’s inability to produce products to preserve and increase market share; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission.

Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Net sales	$36,287	$41,177
Cost of sales	23,776	32,416
Amortization of intangibles	250	304

Gross profit	12,261	8,457

Operating expenses:
Research and development	4,075	5,518
Marketing and sales	3,299	2,811
General and administrative	4,693	4,065
Impairment of long-lived assets	—	1,120

Total operating expenses	12,067	13,514

Income (loss) from operations	194	(5,057)
Interest expense	(1,496)	(1,345)
Interest income	469	591
Fair value adjustment of warrant obligation	—	871
Other income	866	249

Income (loss) before income taxes	33	(4,691)
Income tax (benefit) expense	(558)	588

Net income (loss)	$591	$(5,279)

Basic income (loss) per common share	$0.01	$(0.10)

Weighted average number of common shares outstanding	52,113,438	51,194,690

Diluted income (loss) per common share	$0.01	$(0.10)

Weighted average number of diluted common shares outstanding	52,651,688	51,194,690

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,
	2004	December 31,
	(Unaudited)	2003
ASSETS
Current assets:
Cash and cash equivalents	$25,000	$59,507
Restricted cash	1,080	1,127
Accounts receivable, net	33,928	34,270
Current portion notes receivable, net	11,987	14,420
Inventories	57,333	53,551
Prepaid expenses and other current assets	3,476	3,703

Total current assets	132,804	166,578
Notes receivable	5,938	6,409
Net assets held for sale	2,430	3,331
Property, plant and equipment, net	28,160	27,607
Goodwill, net	76,367	35,025
Other assets, net	13,543	9,105

Total assets	$259,242	$248,055

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,168	$2,687
Accounts payable	17,902	14,591
Accrued expenses	13,591	15,833

Total current liabilities	33,661	33,111
Long-term debt, net of current maturities	78,033	78,516
Other long-term liabilities	3,815	3,813
Stockholders’ equity:
Common stock	540	522
Additional paid-in capital	307,604	296,663
Accumulated deficit	(159,095)	(159,685)
Accumulated other comprehensive income	909	1,292
Treasury stock	(5,905)	(5,826)
Unamortized restricted stock compensation	(320)	(351)

Total stockholders’ equity	143,733	132,615

Total liabilities and stockholders’ equity	$259,242	$248,055

Calculation of EBIT and Adjusted EBITDA
(Non-GAAP Measures)
(In thousands)
(Unaudited)

Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net earnings (loss) or earnings (loss) per share calculated under generally accepted accounting principals (GAAP). We believe that adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of adjusted EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended
	March 31,
	2004	2003
Income (loss) before income taxes	$33	$(4,691)
Interest expense	1,496	1,345
Interest income	(469)	(591)
Fair value adjustment of warrant obligation	—	(871)

Earnings (loss) before net interest expense and taxes (EBIT)	1,060	(4,808)
Total depreciation and amortization expense	2,422	3,574

Earnings (loss) before net interest expense, taxes, depreciation and amortization (Adjusted EBITDA)	$3,482	$(1,234)